Exhibit 10.6

[Month, Year] Award

STOCK OPTION AGREEMENT

Under the

SUNOCO, INC. LONG-TERM PERFORMANCE ENHANCEMENT PLAN III

(for Awards On or After March 1, 2012)

This Stock Option Agreement (the “Agreement”) entered into as of                     (the “Agreement Date”), by and between Sunoco, Inc. (“Sunoco”) and                     , who is an employee of Sunoco or one of its Affiliates (the “Participant”);

W I T N E S S E T H:

WHEREAS, the Sunoco, Inc. Long-Term Performance Enhancement Plan III (the “Plan”) is administered by a Committee (the “Committee”) appointed by Sunoco’s Board of Directors, and the Committee has determined to grant to the Participant, pursuant to the terms and conditions of the Plan, an award (the “Award”) of an option to purchase shares of common stock of Sunoco; and

WHEREAS, the Participant has determined to accept such Award.

NOW, THEREFORE, Sunoco and the Participant each intending to be legally bound hereby, agree as follows:

ARTICLE I

OPTION TO PURCHASE COMMON STOCK

1.1	Identifying Provisions. For purposes of this Agreement, the following terms shall have the following respective meanings:

(a) Participant:

(b) Grant Date:

(c) Shares Subject To Option:

(d) Exercise Price (per share):

(e) Earliest Vesting and Exercise Date:

Any initially capitalized terms and phrases used in this Agreement but not otherwise defined herein, shall have the respective meanings ascribed to them in the Plan.

1.2	Award of Stock Option. Subject to the terms and conditions of the Plan and this Agreement, the Participant is hereby granted an option (the “Stock Option”) to purchase up to the number of Shares Subject To Option of Sunoco’s common stock (the “Common Stock”), at the Exercise Price set forth herein at Section 1.1. The Stock Option is not intended to qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended.

1.3	Exercisability. Subject to the Participant’s employment with the Company through the applicable vesting date (except as otherwise provided in Section 1.6), the Stock Option shall become exercisable in whole or in part with respect to all of the shares of Common Stock subject thereto [insert vesting/exercisability schedule – not before the first anniversary of the Grant Date]. The Stock Option shall remain exercisable for the exercise period following the Employment Termination Date as set forth in Section 1.6.

1.4	Term. The term of the Stock Option shall commence on the Grant Date and expire on the tenth anniversary of the Grant Date, unless the Stock Option shall have sooner been terminated in accordance with Section 1.6 (the earlier of the tenth anniversary of the Grant Date and the date on which the Stock Option terminates in accordance with Section 1.6, the “Expiration Date”). The Stock Option shall not be exercisable, either in whole or in part, on or after the Expiration Date.

1.5	Method of Exercising Stock Option.

(a)	The Stock Option may be exercised from time to time in whole or in part, by written notice delivered to and received by Sunoco prior to the Expiration Date, so long as the Participant is in compliance with the Company’s insider trading policy and the pre-clearance process. This notice must:

(1)	be signed by the Participant;

(2)	state the Participant’s election to exercise the Stock Option;

(3)	specify the number of whole shares of Common Stock with respect to which the Stock Option is being exercised;

(4)	be accompanied by a check payable to Sunoco, in the amount of the full Exercise Price for the number of shares purchased. Alternatively, the Participant may pay all or a portion of the Exercise Price by:

(i)	delivering to Sunoco shares of previously owned Common Stock having an aggregate Fair Market Value (valued as of the date prior to exercise) equal to the exercise price, in which event, the stock certificates evidencing the shares so to be used shall accompany the notice of exercise and shall be duly endorsed or accompanied by duly executed stock powers to transfer the same to Sunoco; provided, however, any use of Company Common Stock in accordance with this provision must be in compliance with the applicable accounting rules;

(ii)	by authorizing a third party to sell a sufficient portion of the shares of Common Stock acquired upon exercise of the Stock Option and remit to Sunoco a sufficient portion of the sale proceeds to pay the entire Exercise Price and tax withholding resulting from such exercise.

(b)	As soon as practicable after Sunoco receives such notice and payment, and following receipt from the Participant of payment for any taxes which Sunoco is required by law to withhold by reason of such exercise, Sunoco will deliver to the Participant either:

(1)	a certificate or certificates for the shares of Stock so purchased; or

(2)	other evidence of the appropriate registration of such shares on Sunoco’s books and records.

1.6	Termination of Employment.

(a)	Retirement, Permanent Disability, or Death. Upon termination of the Participant’s employment by reason of retirement or permanent disability (as determined by the Committee) or death, (1) the unvested portion of the Stock Option shall terminate immediately, and (2) the Participant (or in the case of death, the Participant’s estate, or any person who acquires the right to exercise the Stock Option by bequest or inheritance or otherwise by reason of Participant’s death) may exercise the vested portion of the Stock Option until the tenth anniversary of the Grant Date.

(b)	Qualifying Termination. Upon the occurrence of a Qualifying Termination, the unvested portion of the Stock Option immediately shall vest and any unexercised portion of the Stock Option shall remain exercisable until the earlier of (1) the first anniversary of the Employment Termination Date, and (2) the tenth anniversary of the Grant Date.

(c)	Termination for Just Cause. Upon termination of the Participant’s employment by the Company for Just Cause, the Stock Option shall terminate immediately.

(d)	Termination for Other Reasons. Except as provided under Section 1.6(a), (b) and (c) above, or except as otherwise determined by the Committee, upon termination of the Participant’s employment:

(1)	the unvested portion of the Stock Option shall terminate immediately; and

(2)	the vested portion of the Stock Option shall terminate upon the earlier of (A) the expiration of ninety (90) calendar days following the occurrence of the Participant’s Employment Termination Date, and (B) the tenth anniversary of the Grant Date.

ARTICLE II

GENERAL PROVISIONS

2.1	Effect of Plan; Construction. The entire text of the Plan is expressly incorporated herein by this reference and so forms a part of this Agreement. In the event of any inconsistency or discrepancy between the provisions of the Stock Option award covered by this Agreement and the terms and conditions of the Plan under which the Stock Option is granted, the provisions in the Plan shall govern and prevail. The Stock Option and this Agreement are each subject in all respects to, and Sunoco and the Participant each hereby agree to be bound by, all of the terms and conditions of the Plan, as the same may have been amended from time to time in accordance with its terms; provided, however, that no such amendment shall deprive the Participant, without such Participant’s consent, of the Stock Option or any rights hereunder.

2.2	Tax Withholding. All distributions under this Agreement are subject to withholding of all applicable taxes. Upon the exercise of the Stock Option, the Participant shall remit an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. At the election of the Participant, and subject to such rules as may be established by the Committee, such withholding obligations may be satisfied through the surrender of shares of Common Stock which the Participant already owns, or to which the Participant is otherwise entitled under the Plan, having a value as of the date of exercise sufficient to satisfy the applicable tax obligation.

2.3	Administration. Pursuant to the Plan, the Committee is vested with conclusive authority to interpret and construe the Plan, to adopt rules and regulations for carrying out the Plan, and to make determinations with respect to all matters relating to this Agreement, the Plan and awards made pursuant thereto. The authority to manage and control the operation and administration of this Agreement shall be likewise vested in the Committee, and the Committee shall have all powers with respect to this Agreement as it has with respect to the Plan. Any interpretation of this Agreement by the Committee, and any decision made by the Committee with respect to this Agreement, shall be final and binding.

2.4	Amendment. This Agreement shall not be amended or modified except by an instrument in writing executed by both parties to this Agreement. No consent of any other person shall be required in order to amend or modify this Agreement.

2.5	Captions. The captions at the beginning of each of the numbered Sections and Articles herein are for reference purposes only and will have no legal force or effect. Such captions will not be considered a part of this Agreement for purposes of interpreting, construing or applying this Agreement and will not define, limit, extend, explain or describe the scope or extent of this Agreement or any of its terms and conditions.

2.6	Governing Law. The validity, construction, interpretation and effect of this instrument shall be governed exclusively by, and determined in accordance with the law of the Commonwealth of Pennsylvania (without giving effect to the conflicts of law principles thereof), except to the extent pre-empted by federal law, which shall govern.

2.7	Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, by facsimile, by overnight courier or by registered or certified mail, postage prepaid and return receipt requested. Notices to Sunoco shall be deemed to have been duly given or made upon actual receipt by Sunoco. Such communications shall be addressed and directed to the parties listed below (except where this Agreement expressly provides that it be directed to another) as follows, or to such other address or recipient for a party as may be hereafter notified by such party hereunder:

(a) if to Sunoco:	SUNOCO, INC.,
Compensation Committee of the Board of Directors
1818 Market Street, Ste. 1500
Philadelphia, Pennsylvania, 19103-3717
Attention: Corporate Secretary

(b) if to the Participant:	to the address for Participant as it appears on Sunoco’s records.

2.8	Severability. If any provision hereof is found by a court of competent jurisdiction to be prohibited or unenforceable, it shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or unenforceable, nor invalidate the other provisions hereof.

2.9	Entire Agreement. This Agreement constitutes the entire understanding and supersedes any and all other agreements, oral or written, between the parties hereto, in respect of the subject matter of this Agreement and embodies the entire understanding of the parties with respect to the subject matter hereof.

2.10	Forfeiture.

(a)	Notwithstanding any other provision of the Plan or this Agreement, any shares of Common Stock or cash payments received in respect of this Agreement shall be subject to the provisions of Article VI “Forfeiture,” of the Plan. The Participant hereby acknowledges that such shares of Common Stock or cash payments shall be subject to the provisions of Article VI of the Plan and agrees to be bound thereby and to make any payments to Sunoco that may be required thereunder.

(b)	The Common Stock or cash payments received under this Agreement constitute incentive compensation. The Participant agrees that any Common Stock or cash payments received with respect to this Agreement will also be subject to any clawback/forfeiture provisions required by any the law, in the future, applicable to the Company, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and/or any applicable regulations.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day first above written.

SUNOCO, INC.

By:
for the Compensation Committee of the Board of Directors

By:
Participant